Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS NAMES BRIAN DORSEY
VICE PRESIDENT OF MANUFACTURING AND PROGRAM MANAGEMENT
SAN DIEGO, CA – November 13, 2006 — Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced the appointment of Brian Dorsey as Vice President of Manufacturing and Program Management, a newly created position. Mr. Dorsey was previously the company’s Executive Director, Manufacturing and Program Management.
“We are extremely pleased to promote Brian to our executive management team,” said Ken
Cohen, Somaxon president and CEO. “We are confident that his range of skills and management expertise will continue to serve Somaxon well as we build our company.”
Prior to joining Somaxon in March of 2005, Mr. Dorsey served as Head of Project Management and Planning at Maxim Pharmaceuticals. Earlier, he was a Director, Head of Biopharmaceutical Project Management at Baxter Bioscience, a division of Baxter Healthcare Corporation, and a Global Project Leader at Pfizer Global Research and Development — La Jolla (formerly Agouron Pharmaceuticals). He earned a bachelor’s degree in chemistry and a master’s degree in executive leadership, both from the University of San Diego.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon’s lead product candidate, SILENOR™ (doxepin HCl), is in Phase 3 clinical trials for the treatment of insomnia. Nalmefene HCl is in a Phase 2/3 clinical trial for pathological gambling and has completed a pilot Phase 2 trial for smoking cessation. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to attract and retain key personnel, the progress and timing of clinical trials and product development efforts and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.
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